Exhibit 10.2

IN THE CIRCUIT COURT FOR

CHARLES COUNTY

ST. CHARLES ASSOCIATES LIMITED PARTNERSHIP, et al.	CV 89-720

Plaintiffs

v.

COUNTY COMMISSIONERS OF CHARLES COUNTY, et al.

Defendants

CONSENT JUDGMENT

This action is submitted to the Court for judgment by the Plaintiffs, St. Charles Associates Limited Partnership, Interstate General Company, St. Charles Community, LLC (collectively, "St. Charles" or "SCA"), and the Defendants, County Commissioners of Charles County, et al. (collectively, the "County"), constituting all of the parties to this case, for judgment upon their consent as annexed hereto.

WHEREAS, SCA filed this action on June 9, 1989 seeking, among other things, a declaration that it is entitled to sewage treatment capacity from the County to serve SCA's planned unit development of St. Charles Communities ("SCC"), and that it is not liable to the County for sewer connection charges above the level in effect on October 18, 1988;

WHEREAS, for purposes of this Consent Judgment, the "St. Charles Communities" (or "SCC") shall mean that land that has been rezoned to PUD pursuant to Docket 90 of the County, as amended from time to time;

WHEREAS, on November 29, 1989, the County and SCA entered into an Agreement (the "Agreement") which, among other things, (1) resolved SCA's asserted entitlement to County sewer allocations, and (2) stayed the dispute as to whether SCA was liable for the increased sewer connection charges until the County obtained rate studies containing the legal and accounting analysis necessary to establish the rational nexus between the charges and the needs created by the SCC development;

WHEREAS, on March 12, 1990, this Court entered a Consent Decree (the "1990 Consent Decree") which incorporated the Agreement by reference and, among other things, provided for certain rights and obligations on the part of the parties with respect to the payment of the increased sewer connection charges then in effect pending completion of the rate studies;

WHEREAS, the Agreement and 1990 Consent Decree have been the subject of motions to enforce by SCA to this Court objecting to the rate studies produced by the County, and such motions to enforce have been the subject of orders by this Court and rulings by the Court of Special Appeals and the Court of Appeals, and this case is presently before this Court for further proceedings regarding the amount of the sewer connection charge properly applicable to development within SCC accounting from October 19, 1988;

WHEREAS, the approval of this Consent Judgment serves the public interest, and is consistent with the public policy dictating that courts should look with favor upon the compromise and settlement of lawsuits in the interest of efficiency and economical administration for justice and the lessening of friction and acrimony;

WHEREAS, the County and SCA agree that the entry of this Consent Judgment is made in good faith in an effort to avoid further expensive and protracted litigation, without any admission as to liability for any purpose; and

WHEREAS, the County and SCA, by their representatives, have agreed to the entry of this Consent Judgment;

NOW THEREFORE, without trial or further adjudication of any issue or fact herein and upon consent of the parties annexed hereto, it is this ___ day of ______, 2002, by the Circuit Court for Charles County HEREBY ORDERED, ADJUDGED, AND DECREED as follows:

1. The Agreement and 1990 Consent Decree are each hereby superseded by this Consent Judgment and supplanted in their entirety, except that (a) nothing herein shall affect the validity of property interests transferred or to be transferred by SCA to the County pursuant to the terms of the Agreement and Consent Order, and (b) SCA shall be entitled to sufficient water supply and treatment capacity to serve St. Charles Communities' planned 24,730 residential units. The County agrees to allocate sufficient water supply and sewerage treatment capacity to serve an additional 650 units per year within the St. Charles Communities. All allocations shall be cumulative, except that St. Charles shall not be entitled to more than 950 allocations in one calendar year. SCA having agreed to develop and sell commercial and industrial property to ensure the balanced growth of SCC, the County shall provide water and sewer allocations for said commercial and industrial projects and any public facilities, in addition to those allocations provided for by Section 1.(b) above, upon request by SCA, in accordance with policy guidelines found in the County's Comprehensive Water and Sewerage Plan.

2. During their effective periods, the following sewer connection charges were reasonable and properly applicable to development within SCC in accordance with applicable federal, state and local law, and bore a rational nexus to the needs created by development within SCC:

Effective Date	Sewer Connection Charge
19 Oct 1988	$1,775
1 Oct 1989	2,012
1 Oct 1990	1,993
1 Oct 1991	2,113
1 Jan 1993	2,251
1 Jul 1994	2,400
1 Jul 1995	2,525
1 Jul 1996	2,650
1 Jul 1997	2,780
1 Jul 1998	2,930
1 Jul 1999	3,090
1 Jul 2000	3,250
1 Jul 2001	3,423

3. No feepayer in SCC (including SCA) shall be required to pay any amount to the County for any underpayment of any sewer connection charge paid to the County prior to the entry of this Consent Judgment.

4. After the entry of this Consent Judgment, for 2,000 residential units in Fairway Village in the St. Charles Communities, the sewer connection charge applicable to development within SCC shall be continuously maintained at the level which is $1,608 less than the sewer connection charge applicable to development outside of SCC within Charles County.

5. The provisions of this Consent Judgment shall constitute covenants which shall run with the property subject to this Consent Judgment, and the benefits and burdens hereof shall bind and inure to the benefit of the signatories hereto and their respective assigns and successors in interest. The rights and obligations of SCA under this Consent Judgment may be transferred or assigned, in whole or in part, either with or without the consent of the County, provided such transfer or assignment is made as a part of the transfer, assignment, sale, or lease of all or a portion of the property subject to this Consent Judgment. SCA shall not transfer or assign its rights or obligations under this Consent Judgment to other projects that are not located within the PUD.

6. The undersigned representatives of SCA and the County certify to the Court that they are fully authorized and empowered to enter into this Consent Judgment and to execute and legally bind the parties to the terms and conditions of this Judgment.

7. The parties hereto represent to the Court that this Consent Judgment was negotiated and consented to in good faith and is in full compromise and settlement of all claims that were raised or could have been raised in this case, which were vigorously contested, denied and disputed as to validity, amount and nature, and that it represents a fair, reasonable and equitable settlement of the matters addressed herein. This Consent Judgment is the full and final adjudication of all claims that were raised or could have been raised in this case.

8. This Court has jurisdiction over the subject matter herein, and over the parties consenting hereto for the purposes of this Consent Judgment.

9. Upon entry of this Consent Judgment, this case shall be closed on the docket of this Court.

10. The parties agree that this Consent Judgment entirely voids, replaces, and supersedes the Consent Judgment previously executed by mistake by authorized representatives of the parties on July 22, 2002.

___________________________

Hon. Sherrie L. Krauser

Judge, Circuit Court

for Charles County

Specially Assigned

Consented and agreed to as of this 22nd day of July, 2002:

FOR COUNTY COMMISSIONERS OF CHARLES COUNTY, MARYLAND

/s/ Murray D. Levy

_________________________

ST. CHARLES ASSOCIATES LIMITED PARTNERSHIP

/s/ Paul Dillon

__________________________

INTERSTATE GENERAL COMPANY

/s/ Paul Dillon

_____________________________

ST. CHARLES COMMUNITY, LLC

/s/ Edwin L. Kelly

______________________________